                               SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                  (Amendment No.  )

     Filed by the registrant [X]
     Filed by a party other than the registrant [  ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement         [ ] Confidential, for Use of
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
     [X ] Definitive Proxy Statement
     [  ] Definitive Additional Materials
     [  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12

                               ANALYTICAL SURVEYS, INC.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
         (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):
     [ X] No filing fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.
          1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
          2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
          4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
          5)  Total fee paid:

--------------------------------------------------------------------------------
     [  ] Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:

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     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

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     4)  Date Filed:

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

                               ANALYTICAL SURVEYS, INC.
                              941 NORTH MERIDIAN STREET
                             INDIANAPOLIS, INDIANA  46204

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  FEBRUARY 17, 1999


     Notice is hereby given that an Annual Meeting of Shareholders of Analytical Surveys, Inc. ("Company" or "ASI"), a Colorado corporation, will be held on February 17, 1999 at 3:30 p.m. MST at the Antlers Adam's Mark Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado. The purpose of the Annual Meeting is to:

     1. Elect seven Directors to serve until the next Annual Meeting of the Shareholders and until the election and qualification of their respective successors;

     2. Ratify the selection of KPMG Peat Marwick LLP as the independent auditors for the Company for the fiscal year ending September 30, 1999; and

     3. Act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Company's Board of Directors has fixed the close of business on January 11, 1999, as the record date for determining those shareholders who will be entitled to notice of and to vote at the Annual Meeting.

     Representation of at least a majority of all outstanding shares of common stock of the Company is required to constitute a quorum. Accordingly, it is important that your stock be represented at the meeting.

     A Proxy Statement explaining the matters to be acted upon at the meeting is enclosed. Also enclosed is a copy of our Annual Report for the fiscal year ended September 30, 1998.

     Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.

                                   By Order of the Board of Directors


                                   /s/ Scott C. Benger
                                   --------------------------
                                   Scott C. Benger
                                   Secretary/Treasurer

January 18, 1999

                               ANALYTICAL SURVEYS, INC.
                              941 NORTH MERIDIAN STREET
                             INDIANAPOLIS, INDIANA  46204

                                   PROXY STATEMENT

                            ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON FEBRUARY 17, 1999


     This Proxy Statement is submitted with the Notice of the Annual Meeting of Shareholders of Analytical Surveys, Inc. ("Company" or "ASI") to be held on February 17, 1999 at 3:30 p.m. MST at Antlers Adam's Mark Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado.

     The purpose of the Annual Meeting is to:

     1. Elect seven Directors to serve until the next Annual Meeting of the Shareholders and until the election and qualification of their respective successors;

     2. Ratify the selection of KPMG Peat Marwick LLP as the independent auditors for the Company for the fiscal year ending September 30, 1999; and

     3. Act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Each of the foregoing proposals is described in more detail in this Proxy Statement.


                       PROXIES AND VOTING AT THE ANNUAL MEETING


     This solicitation of proxies is made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board").

     The Proxy Statement and the proxies solicited hereby are being first sent or delivered to shareholders of the Company beginning on or about January 18, 1999.

     The expenses of the solicitation of proxies for the meeting will be paid by the Company. Employees of the Company may communicate with shareholders to solicit their proxies. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and the Company will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

     The holders of record of the Company's common stock at the close of business on January 11, 1999, will be entitled to notice of, and to vote at, the meeting. Each share of common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. There are no cumulative voting rights. Please specify your choices by marking the appropriate boxes on the enclosed proxy card and signing it.

     In the election of directors, the seven nominees who receive the highest number of votes cast are elected to the Board of Directors. All other matters submitted at the meeting will be determined by a majority of the votes cast. Shares represented by proxies that are marked "withhold authority" with respect to the election of one or more nominees for election as directors, proxies which are marked "abstain" on other proposals and proxies that are marked to deny discretionary authority on other matters will not be counted in determining the number of votes cast for such matters. If no directions are given and the signed proxy card is returned, the shares will be voted in favor of the election of all listed nominees, in favor of the ratification of the selection of KPMG Peat Marwick as the independent auditors of the Company, and at the proxies' discretion on any other matter that may properly come before the meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"), those shares will be counted for the purpose of determining if a quorum is present but will not be included as votes cast and, therefore, will have no effect on the vote. Shareholders voting by proxy may revoke that proxy at any time before it is voted at the meeting by delivering to the Company a proxy bearing a later date or by attending in person and casting a ballot.

     On the record date, January 11, 1999, there were 6,774,967 shares of common stock outstanding and entitled to vote. The presence in person or by proxy of at least a majority of the outstanding shares will constitute a quorum.

     YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

                                ELECTION OF DIRECTORS
                                (ITEM 1 ON PROXY CARD)

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

     The Board of Directors has determined that the number of Directors of the Company shall be seven. Each Director will serve until the next Annual Meeting of Shareholders or until a qualified successor is elected. All of the nominees are presently Directors of the Company. We will vote your shares as specified on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees named below. If any such person should be unable to serve or become unavailable for any reason, or if a vacancy should occur before the election (which events are not anticipated), we will vote your shares FOR such other person or persons as shall be determined by the persons named in the Proxy in accordance with their judgment. The nominees have provided the following information about themselves as of December 12, 1998.

     Sidney V. Corder, 56,  has been the President of the Company since
August 1990 and the Chief Executive Officer since 1993. He has served as a director of the Company since November 1992 and has been the Chairman of the Board of the Company since March 1997. From 1979 until joining the Company in 1990, Mr. Corder was employed by Cubic Corporation, a design/build manufacturer of automated fare collection systems for mass transit, serving in various capacities including as Vice President of Operations and as President of its Western Data division.

     Willem H. J. Andersen, 57, has served as a director of the Company since October 1995. Since November 1998 he has served as CEO of Intermezzo Systems, Inc., a software development company in the hospitality industry. From
February 1995 to November 1998, he was a consultant with A&S Consulting Ltd. From 1992 to February 1995, he served as President and Chief Executive Officer of Comlinear Corporation, a subsidiary of National Semiconductor Corporation. From 1970 until his retirement in 1992, Mr. Andersen held various positions with a number of divisions of Phillips N.V. of the Netherlands, including President and Chief Executive Officer of Laser Magnetic Storage International Company, a North American Phillips company.

     Dr. Robert H. Keeley, 57, has served as a director of the Company since December 1992. Since September 1992, Dr. Keeley has been the El Pomar Professor of Business Finance at the College of Business and Administration, University of Colorado at Colorado Springs, where he also is associated with the Colorado Institute for Technology Transfer and Implementation. Dr. Keeley also currently serves on the boards of directors of Simtek Corporation, a developer of high-performance nonvolatile semiconductor memories, and of several private companies.

     Richard P. MacLeod, 61, has served as a director of the Company since December 1987. From May 1985 until his retirement in April 1997, Mr. MacLeod was President of the United States Space Foundation, a private foundation. He served 24 years in the U.S. Air Force, most recently as Chief of Staff, North American Aerospace Defense Command, and as the first Air Force Space Command Chief of Staff.

     Sol C. Miller, 61,  has served as a director of the Company since
August 1997. He was a co-founder of MSE Corporation and was Chairman of the Board from 1960 until its acquisition by the Company in July 1997. He is the president of SCM Real Estate Development Corporation.

     Dr. James T. Rothe, 55, has served as a director of the Company since December 1987. Dr. Rothe has been a Professor of Business at the College of Business and Administration, University of Colorado at Colorado Springs since August 1986, where he served as Dean until June 1994. Since 1988, Dr. Rothe has been a principal in Phillips-Smith Specialty Retail, Inc., a venture capital firm. He is a director of Medlogic Global Corporation, which develops medical devices for the wound-management market. He is a director of NeoCone, LLC, an information technology company. He is also a trustee of the Janus Funds.

     John A. Thorpe, 64, the founder of ASI, has served as a director of the Company since February 1981. He served as Chairman of the Board of the Company from February 1981 until March 1997. Prior to founding the Company, Mr. Thorpe owned and operated Photosurveys (Pty.) Ltd., an aerial survey company located in Johannesburg, South Africa. Since 1993, Mr. Thorpe has also devoted part of his time as the Chief Technical Officer of the Company. Mr. Thorpe is a certified photogrammetrist.

                                  BOARD OF DIRECTORS

     DIRECTOR COMPENSATION

     Non-employee "outside" directors receive an annual retainer of $6,500, plus a fee of $2,000 per meeting of the Board of Directors and $1,500 for each meeting of a Committee of the Board that does not occur on the same day as a Board meeting. Chairpersons of committees receive an additional annual fee of $3,000 for serving as committee chair. Directors who are also employees of the Company do not receive any additional compensation for their service as directors.

     Outside directors also participate in the Analytical Surveys, Inc. 1993 Non-Qualified Stock Option Plan. Under this plan, each outside director is granted options to purchase 9,000 shares of Company common stock annually for the life of the plan.

     Mr. Miller also serves as a consultant to the Company for an annual consulting fee. In the initial agreement, such fee was $150,000 per year beginning July 1997 for one year, plus medical benefits. In July 1998, the agreement was extended to July 1999 and the fee was reduced to $100,000, plus medical benefits. In addition, the Company pays premiums on a life insurance policy payable to his designated beneficiaries. The amounts paid by the Company pursuant to these arrangements in fiscal 1998 were $8,465.

     Mr. Thorpe also serves as a consultant to the Company for an annual consulting fee of $38,750, plus medical benefits. In addition, the Company pays premiums on a designated life insurance policy payable to his designated beneficiaries. The amounts paid by the Company pursuant to these arrangements in fiscal 1998 were $7,471.

     DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors met six times during the fiscal year. Each Director standing for re-election attended at least 75 percent of the aggregate number of meetings of the Board of Directors and each committee of which he is a member.

     The Compensation Committee is chaired by Willem H.J. Andersen with Messrs. Keeley, MacLeod and Rothe as members. The Compensation Committee reviews and recommends to the Board salary and incentive compensation, including bonus, stock options and restricted stock for the Chief Executive Officer; reviews and approves the salaries and incentive compensation for all corporate officers and senior executives; and advises the Board with respect to the incentive compensation to be allocated to employees. The Compensation Committee does not include any employees or former or current officers of the Company. The Compensation Committee met six times during fiscal 1998.

     The Audit Committee is chaired by Robert H. Keeley, with Messrs. Andersen, MacLeod and Rothe as members. The Audit Committee recommends the appointment of the Company's independent accountants; reviews the scope and results of the audit plans of the independent accountants and the internal auditors; oversees the scope and adequacy of the Company's internal accounting control and record-keeping systems; reviews non-audit services to be performed by the independent accountants; and determines the appropriateness of fees for audit and non-audit services performed by the independent accountants. The Audit Committee met once during fiscal 1998.

     There is no nominating committee of the Board.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as an officer, director or member of a compensation committee of any entity, an executive officer or director of which is a member of the Compensation Committee of the Company.

                                  EXECUTIVE OFFICERS

     The following is certain information concerning the executive officers of the Company, as of December 12, 1998, based on information furnished by them. Biographical information concerning Sidney V. Corder, Chairman of the Board, President and Chief Executive Officer, is set forth under the heading "Election of Directors."

     Randal J. Sage, 42, has been the Chief Operations Officer of the Company since July 1997. From January 1997 until its acquisition by the Company in July 1997, Mr. Sage was the President of MSE Corporation. Prior to January 1997, since 1980 Mr. Sage served in various positions of increasing responsibility with MSE Corporation's GIS Division, including, project manager, director of technical services, Vice President of Contracts and Vice President of Operations.

     Scott C. Benger, 49, has been the Senior Vice President, Finance of the Company since November 1993. From January 1991 through October 1993 he was Vice President, Finance, and has been Secretary/Treasurer since January 1991.
Mr. Benger joined the Company in September 1990 as Controller. Prior to joining the Company, Mr. Benger served as the administrator of two private law firms.

     John J. Dillon, 39, has been the Chief Administrative Officer of the Company since July 1997. From January 1997 until its acquisition by the Company in July 1997, Mr. Dillon was Senior Vice President of MSE Corporation. From July 1993 until January 1997, Mr. Dillon served as the Director of the Indiana State Lottery. From January 1993 until July 1993 he served as a legislative liaison to the Governor of Indiana.

     Timothy A. Gregory, 40, has been Chief Marketing Officer since November 1998. From 1989 until joining the Company in November 1998 Mr. Gregory served in various marketing positions of increasing responsibility with Ernst & Young LLP, most recently as Director, National Marketing. Prior to that he held various positions with IBM Corporation between 1983 and 1989.

     David O. Hicks, 38, has been Chief Technical Officer since August 1998. From 1993 until joining the Company in August 1998 Mr. Hicks served in various positions of increasing responsibility at GeoGraphix Incorporated, a developer of Unix-based software applications for the oil and gas industry, most recently as Senior Vice President, Product Development. Prior to that he held various positions with Sierra Geophysics Incorporated between 1990 and 1993 and with Exxon Company USA between 1985 and 1990.

                                EXECUTIVE COMPENSATION

                              Summary Compensation Table

     This table sets forth a summary of certain information regarding the compensation of Sidney V. Corder, the Chief Executive Officer of the Company and, the three other executive officers whose salary and bonus exceeded $100,000 during fiscal 1998 (the "named executive officers") for the fiscal years ended September 30, 1998, 1997, and 1996.


                                                   Annual Compensation               Long Term
                                                                                   Compensation
                                                                                       Awards
                                           -------------------------------------   ------------
          Name and                                                Other Annual         Stock        All Other
         Principal                         Salary      Bonus     Compensation(1)    Options(2)    Compensation
          Position             Year           $          $              $               (#)             $
         ---------             ----        ------      -----     ---------------    ----------    ------------
 Sidney V. Corder              1998         239,393    656,040                        200,000          9,470(4)
      Chairman of the          1997         203,769    398,750     50,000 (3)          50,000          8,643
      Board, President and     1996         163,578    102,487                         22,500          7,308
      Chief Executive
      Officer
 Randal J. Sage                1998         188,248    203,060                         60,000          2,527(5)
      Chief Operations         1997             N/A        N/A                            N/A            N/A
      Officer                  1996             N/A        N/A                            N/A            N/A

 Scott C. Benger               1998         162,527    249,920     50,000 (3)          90,000          3,886(6)
      Secretary/Treasurer      1997         123,154    203,000                         41,000          2,608
      and Senior Vice          1996          92,845     62,248                         21,000          1,857
      President

 John J. Dillon                1998         149,950    171,820                         60,000          2,695(7)
      Senior Vice              1997             N/A        N/A                            N/A            N/A
      President/Chief          1996             N/A        N/A                            N/A            N/A
      Administrative
      Officer

--------------------------------------------------------------------------------
(1) Certain perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns in any of the fiscal years reported, except as indicated.
(2) Long term compensation consists only of stock options. There were no grants of restricted stock or payments from other long term incentive plans, therefore columns for "Restricted Stock Awards" and "LTIP Payouts" are omitted.
(3) Paid as reimbursement for expenses incurred in connection with moving from Colorado Springs, Colorado to Indianapolis, Indiana.
(4) Other compensation for fiscal 1998 includes $3,791 in life insurance premiums and employer's matching contributions to the 401(k) Incentive Savings Plan of $5,679.
(5) Other compensation for fiscal 1998 includes employer's matching contributions to the 401(k) Incentive Savings Plan of $2,527.
(6) Other compensation for fiscal 1998 includes employer's matching contributions to the 401(k) Incentive Savings Plan of $3,886.
(7) Other compensation for fiscal 1998 includes employer's matching contributions to the 401(k) Incentive Savings Plan of $2,695.

                          Option Grants in Last Fiscal Year


     This table sets forth certain information with respect to grants made by the Company of stock options to the named executive officers during fiscal 1998. No stock appreciation rights ("SARs") were granted to the named executive officers during fiscal 1998.


                                   % of Total                                  Potential Realizable
                                   Options to     Exercise                  Value(3) At Assumed Annual
                      Options       Employees      Price     Expiration     Rates of Stock Appreciation
        Name        Granted(1)   in Fiscal Year    ($/sh)       Date              for Option Term
        ----        ----------   --------------   --------   ----------     ---------------------------
                                                                              5% ($)           10% ($)
                                                                              ------           -------
Sidney V. Corder      200,000         26.6         33.00       2/19/08      4,150,705        10,518,700

Randal J. Sage         60,000          8.0         33.00       2/19/08      1,245,211         3,155,610

Scott C. Benger        90,000         12.0         33.00       2/19/08      1,867,817         4,733,415

John J. Dillon         60,000          8.0         33.00       2/19/08      1,245,211         3,155,610

--------------------------------------------------------------------------------

(1) All options vest as follows: 25% at six months; 25% at one year; 25% at two years; and 25% at three years after date of grant.
(2) On December 10, 1998 the Compensation Committee repriced options granted on February 19, 1998 at a price of $48.875 to be exercisable at $33.
(3) "Potential Realizable Value" is calculated based on the assumption that the price of the common stock will appreciate at the rates shown. The 5% and 10% assumed rates are mandated by the rules of the Securities Exchange Commission and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, realized upon future exercise of these options will depend on the actual performance of the common stock and the continued employment of the named executive officer through the vesting period of the option.

                   Aggregated Option Exercises in Last Fiscal Year
                               and FY-End Option Values

     This table provides certain information regarding the exercise of stock options by the named executive officers during fiscal 1998, and the number and value of unexercised stock options at September 30, 1998. The "value of unexercised stock options" is based on the difference between the option exercise price and $23.25, the closing price per share of common stock on September 30, 1998 multiplied by the number of shares underlying the option. As of that date, no SARs were outstanding.


                                                    Number of Unexercised     Value of Unexercised In-the
                                                    Securities Underlying            Money Options
                        Shares          Value       Options at FY-End (#)            at FY-End ($)
                     Acquired on      Realized    -------------------------   ---------------------------
 Name                Exercise (#)        ($)      Exercisable Unexercisable   Exercisable   Unexercisable
 ----                ------------     --------    ----------- -------------   -----------   -------------
 Sidney V. Corder      55,625        2,135,077       161,375        180,625     1,740,895         324,689

 Randal J. Sage             0                0        59,655         89,655       424,223         424,223

 Scott C. Benger       26,750        1,128,108        86,750         93,250       963,422         271,752

 John J. Dillon         5,000          150,938        20,875         55,875        55,813         103,313


     EMPLOYMENT CONTRACTS

     On June 27, 1994 the Company entered into an employment agreement with Mr. Corder, providing for a base salary, which salary is reviewed in October of each year. The term of the employment agreement extends until June 26, 2000 and is automatically extended for successive two-year periods thereafter. Mr. Corder's current salary is $300,000. While he is employed by the Company pursuant to his employment agreement Mr. Corder is entitled to participate in the Company's Incentive Bonus Plan and Stock Option Plan and any and all other plans, to the extent he meets eligibility requirements, maintained by the Company for the benefit of the Company's executives or employees generally.

     Upon termination of Mr. Corder's employment without cause, Mr. Corder will continue to receive salary and benefits for 24 months, and receive a bonus during such period equal to the amount of bonuses received by him during the 24 months prior to termination. During such period any stock options held by Mr. Corder will continue to vest and he will have the right to exercise such options that are or become exercisable during such period. If Mr. Corder resigns his employment for "cause" (as defined in the employment agreement), he will continue to receive salary and benefits for 36 months. During such period any stock options held by Mr. Corder will continue to vest and he will have the right to exercise such options that are or become exercisable during such period. If Mr. Corder is terminated by the Company for "cause" (as defined in the employment agreement) he will not be entitled to receive any termination pay or benefits beyond the effective date of termination. If Mr. Corder terminates his employment without "cause" the Company may accept his resignation or require him to continue his employment at the same salary and benefits for a period not to exceed six months. In the event of termination upon a change of control (as defined in the employment agreement) the aggregate amount of severance paid under the employment agreement or otherwise (but exclusive of any amount payable under any incentive benefit plan upon a change of control) will not include any amount that the Company is prohibited from deducting under Section 2806 of the Internal Revenue Code or any successor provision. If Mr. Corder dies or becomes disabled (as defined in the employment agreement) his salary will continue to be paid for 12 months after his death or termination by reason of disability. The Company agreed to provide Mr. Corder with a $250,000 life insurance policy
(plus $250,000 accidental death coverage) payable to his designated beneficiaries.

     Under the employment agreement Mr. Corder has agreed that during the term of the employment agreement he will not, directly or indirectly, engage in any activities in conflict with the best interests of the Company. He has further agreed not to be employed by or otherwise engage or be interested in any other business, whether or not in competition with the Company, except he is permitted to have an investment in certain non-competing businesses and to provide consulting services to non-competing businesses, if expressly approved by the Company. In addition, Mr. Corder has agreed that he will not at any time disclose any confidential information of the Company that he obtains as a result of his employment with the Company.

     The Company entered into an employment agreement with Mr. Benger on September 20, 1995. Under the terms of the employment agreement, Mr. Benger was paid a base salary, which is reviewed annually in November of each year.
Mr. Benger's current salary is $193,000. The term of the employment agreement extends until September 20, 1999 and is automatically extended for successive two-year periods thereafter. The remaining terms of the employment agreement are the same as those in the previously described employment agreement of Mr. Corder except as follows: Mr. Benger will continue to receive salary and benefits for (i) 12 months following termination by the Company without cause; and (ii) 18 months following termination of his employment by Mr. Benger for cause. In addition, Mr. Benger has agreed that he will not, directly or indirectly, own, operate, manage, consult, own shares in, be employed by or otherwise participate in any entity whose primary business is the same or substantially similar to the business of the Company within the territory in which the Company does business (the "Non-Compete") during the term of the employment agreement and for one year following the termination of employment.

     Mr. Dillon is a party to an employment agreement on terms comparable to the previously described employment agreement of Mr. Benger except as described below. Mr. Dillon's employment agreement was entered into on July 2, 1997, for the period through June 30, 1999. Under the terms of the employment agreement, Mr. Dillon was paid a base salary, which is reviewed annually in January. Mr.
Dillon's current salary is $175,000.   Mr. Dillon is provided a $150,000 life
insurance policy (plus $150,000 in accidental death coverage); if Mr. Dillon becomes disabled, the Company will continue to pay his salary in accordance with the Company's executive benefit plans; Mr. Dillon will continue to receive salary and benefits for 24 months following termination by the Company without cause or by Mr. Dillon for cause; and the term of Mr. Dillon's Non-Compete is the term of his employment and for six months following termination of employment.

     Mr. Sage is a party to an employment agreement on terms comparable to the previously described agreement of Mr. Dillon except as described below. The Company entered into an employment agreement with Mr. Sage on July 2, 1997 for the period through June 30, 1999. Under the terms of the employment agreement, Mr. Sage will be paid an annual salary, which is reviewed annually in January. Mr. Sage's current salary is $214,000. Mr. Sage is provided life insurance in the amount of $250,000 (plus $250,000 in accidental death coverage).

     REPORT OF THE COMPENSATION COMMITTEE

     The following is the Report of the Compensation Committee describing the compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended September 30, 1998.

     POLICY. The Compensation Committee's fundamental policy is to establish a compensation program for executive officers that will (i) allow the Company to attract and retain the services of highly-qualified individuals and (ii) offer the Company's executive officers competitive compensation opportunities based upon overall Company performance and their individual contribution to the financial success of the Company. It is the Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon such officer's own level of performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary, which reflects individual performance and is designed to be competitive with salary levels of similar companies that compete with the Company for executive talent; (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance goals and the executive's contribution; and (iii) long-term stock option awards, which create common interests for the executive officers and the shareholders.

     BASE SALARY. Individual salaries are determined based on individual experience, performance and breadth of responsibility within the Company. The Compensation Committee reviews these factors for each executive officer each year. In addition, the Compensation Committee considers executive officers' salaries for relative competitiveness within the Company's industry.

     BONUSES. On September 26, 1991, the Compensation Committee adopted an Incentive Bonus Plan for its executive officers. The Incentive Bonus Plan is based on the year-to-year growth in net profit and on the return on equity. In fiscal 1998, 13 Company officers and other executives earned total bonuses of $1,562,000 under the plan.

     STOCK OPTION PLANS. The Company has the Analytical Surveys, Inc. 1993 Non-Qualified Stock Option Plan and the Analytical Surveys, Inc. 1997 Incentive Stock Option Plan, as amended and supplemented (the "Option Plans"). The Option Plans are long-term incentive plans for employees. The Option Plans are intended to align shareholder and employee interests by creating a direct link between long-term rewards and the value of the Company's shares. The Compensation Committee believes that long-term stock incentives for executive officers and employees are an important factor in retaining valued employees and in achieving growth in share value. The options utilize vesting periods that encourage employees to continue in the employ of the Company. Because the value of an option bears a direct relationship to the Company's stock price, the Compensation Committee believes that options motivate executive officers and employees to manage the Company in a manner that will benefit all shareholders.

     The size of stock option grants is determined by a number of factors, including comparable grants to executive officers and employees by other similar companies, as well as the relative position and responsibilities of executive officers and other employees with the Company, the individual performance of the executive officer or employee over the previous fiscal year and the anticipated contribution of the executive officer or employee to the attainment of the Company's long-term strategic performance goals. The exercise price per share of each stock option is equal to the closing market price of a share of the Company's common stock on the date such option is granted. The Committee views stock option grants as an important component of its long-term, performance-based compensation philosophy. The Board, on the recommendation of the Compensation Committee, granted to the executive officers stock options on February 19,1998 at the market price of $45.875. The Compensation Committee recommended these grants in order to bring the option holdings of the executive officers as a group more in line with similar companies. On December 11, 1998, the Board concluded that the price at which the options were originally priced was exceptionally high due to unusually high market conditions in February 1998. The Board also concluded that the grant had largely lost its incentive objective and therefore re-priced those grants to $33. The new option price is approximately the average of ASI's stock price for the year and was above the existing market price ($25) at the date of re-pricing. See the table entitled "Option Grants in Last Fiscal Year" on page 7 for details on these option grants.

     CEO COMPENSATION. The compensation of Sidney Corder, Chairman of the Board, President and Chief Executive Officer consists of base salary, typically an annual bonus and occasionally stock options. The Board of Directors periodically reviews Mr. Corder's base salary and bonus and revises his compensation based on the Board's overall evaluation of his performance toward the achievement of the Company's financial, strategic and other goals, with consideration given to chief executive officer compensation information at similar companies. The Compensation Committee believes that the Company's success is dependent in part upon the efforts of its Chief Executive Officer.
In fiscal 1998, Mr. Corder earned a base salary of $250,000 as set by the Compensation Committee and under the Incentive Bonus Plan earned $656,040. See "Stock Option Plans," above and the table entitled "Option Grants in Last Fiscal Year" on page 7 for options granted to Mr. Corder in fiscal 1998.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Compensation Committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m) ("Section 162(m)"). This Section limits to $1 million the Company's deduction for compensation paid to certain executive officers of the Company which does not qualify as "performance-based." To qualify as performance based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Compensation Committee must certify that the performance goals were achieved before payments can be awarded. The Company believes that all compensation paid to its executive officers listed in the Summary Compensation Table in fiscal 1998 is fully deductible and that compensation paid under the plans will continue to be deductible. The Committee's present intention is to comply with the requirements of Section 162(m) unless and until the Committee determines that compliance would not be in the best interest of the Company and its shareholders.

                                        By the Compensation Committee
                                           Willem H.J. Andersen, Chair
                                           Robert H. Keeley
                                           Richard P. MacLeod
                                           James T. Rothe


                                  PERFORMANCE GRAPH

     This graph shows a five-year comparison of the cumulative total returns for the Company's common stock, the index of the cumulative total return for the Nasdaq Stock Market (U.S.) ("Total U.S.") and the index of the Nasdaq Computer and Data Processing Services Stocks ("DP&S"). The graph assumes that $100 was invested on October 1, 1993, and that all dividends, if any, were reinvested.


                                       [GRAPH]

     The following data points were used in constructing the Performance Graph:

                         1993      1994      1995      1996      1997      1998
                         ----      ----      ----      ----      ----      ----
     The Company         100       107       218       480       998       1015
     Nasdaq DP&S         100       111       178       221       299        390
     Nasdaq Total U.S.   100       101       139       165       227        231


                    VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The following table sets forth as of December 31, 1998, certain information with respect to the ownership of the common stock of the Company by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock (based on filings with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the Company's executive officers named under "Management--Executive Officers and Directors," and (iv) all executive officers and directors of the Company as a group. Except as otherwise noted in the table, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws, where applicable, and the address of such shareholder is c/o Analytical Surveys, Inc., 941 North Meridian Street, Indianapolis, Indiana 46204.

                                                                               SHARES
                                                                             BENEFICIALLY  PERCENT OF
 NAME OF BENEFICIAL OWNER                                                       OWNED        CLASS
 ------------------------                                                       -----        -----
 George D. Bjurman & Associates(1)
      10100 Santa Monica Boulevard, Suite 1200
      Los Angeles, CA 90067  . . . . . . . . . . . . . . . . . . . . . . .       387,230      5.7%
 Kennedy Capital Management Inc.
      10829 Olive Boulevard
      St. Louis, MO 63141  . . . . . . . . . . . . . . . . . . . . . . . .       351,500      5.2%
 Sol C. Miller(2)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       927,250     13.7%
 John A. Thorpe(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . .       440,107      6.5%
 Sidney V. Corder(4) . . . . . . . . . . . . . . . . . . . . . . . . . . .       219,775      3.1%
 Willem H. J. Andersen(5)  . . . . . . . . . . . . . . . . . . . . . . . .        31,887       *
 Robert H. Keeley(6) . . . . . . . . . . . . . . . . . . . . . . . . . . .        20,250       *
 Richard P. MacLeod(7) . . . . . . . . . . . . . . . . . . . . . . . . . .        58,352       *
 James T. Rothe(8) . . . . . . . . . . . . . . . . . . . . . . . . . . . .        45,654       *
 Randal J. Sage(9) . . . . . . . . . . . . . . . . . . . . . . . . . . . .        74,655       *
 Scott C. Benger(10) . . . . . . . . . . . . . . . . . . . . . . . . . . .       111,950      1.6%
 John J. Dillon(11)  . . . . . . . . . . . . . . . . . . . . . . . . . . .        35,875       *
 All directors and executive officers as a group (12 persons)(12)  . . . .     1,972,405     26.7%


-----------

*    Less than 1%

(1) As a result of their ownership interests in George D. Bjurman & Associates ("GDBA"), George D. Bjurman and Owen Thomas Barry III may be deemed to be the beneficial owners of the shares held by GDBA.

(2) Includes 2,250 shares of common stock underlying options that are exercisable within 60 days of December 31, 1998. Includes 20,000 shares held by the SCM Family Limited Partnership of which Mr. Miller and his wife are the sole general partners.

(3) Includes 34,125 shares of common stock underlying options that are exercisable within 60 days of December 31, 1998. Includes 204,262 shares of common stock held by the Thorpe Family Limited Partnership of which Mr. Thorpe and his wife are the sole general partners and 52,000 shares of common stock held by a charitable remainder trust of which Mr. Thorpe is a trustee.

(4) Includes 211,375 shares of common stock underlying options that are exercisable within 60 days of December 31, 1998.

(5) Includes 26,437 shares of common stock underlying options that are exercisable within 60 days of December 31, 1998.

(6) Includes 15,750 shares of common stock underlying options that are exercisable within 60 days of December 31, 1998 and 4,500 shares held by Dr. Keeley's wife.

(7) Includes 56,252 shares of common stock underlying options which are exercisable within 60 days of December 31, 1998.

(8) Includes 43,404 shares of common stock underlying options which are exercisable within 60 days of December 31, 1998.

(9) Includes 74,655 shares of common stock underlying options which are exercisable within 60 days of December 31, 1998.

(10) Includes 109,250 shares of common stock underlying options which are exercisable within 60 days of December 31, 1998.

(11) Includes 35,875 shares of common stock underlying options which are exercisable within 60 days of December 31, 1998.

(12) Includes 615,623 shares of common stock underlying options which are exercisable within 60 days of December 31, 1998.


                  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                                (ITEM 2 ON PROXY CARD)

     Pursuant to the Bylaws of the Company, shareholders will be asked to ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending September 30, 1999. KPMG Peat Marwick LLP has no relationship with the Company except in its capacity as the Company's auditors.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate inquiries.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

          COMPLIANCE WITH SECTION 16(a) OF THE 1934 SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than 10 percent of the Company's common stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes of ownership of the Company's common stock.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during fiscal 1998, all such filing requirements were met except Mr. Thorpe and Mr. Dillon, who each filed one late Form 4 report.

                                SHAREHOLDER PROPOSALS

     ASI's 2000 Annual Meeting is expected to be held in February 2000. Any shareholder who intends to submit a proposal for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Shareholders must submit a proposal by September 20, 1999. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

     Shareholders who intend to present a proposal to be considered at the 2000 Annual Meeting of Shareholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company not later than December 4, 1999.

     All notices should be sent to the Secretary at the address on the cover of this Proxy Statement.

                                    ANNUAL REPORT

     THE ANNUAL REPORT FOR ANALYTICAL SURVEYS, INC., FOR THE YEAR ENDED SEPTEMBER 30, 1998, IS MAILED WITH THIS PROXY STATEMENT. COPIES OF THE ANNUAL REPORT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO MAY BE OBTAINED BY REQUEST FROM SCOTT C. BENGER, SECRETARY, 941 NORTH MERIDIAN STREET, INDIANAPOLIS, INDIANA 46204.

                                    OTHER MATTERS

     Management is not aware of any matters to come before the meeting which will require the vote of shareholders other than those matters indicated in the Notice of Shareholder Meeting and this Proxy Statement. However, if any other matter calling for shareholder action should properly come before the meeting or any adjournments thereof, those persons named as proxies in the enclosed Proxy Form will vote thereon according to their best judgment.

                                        By Order of the Board of Directors


                                        /s/ Scott C. Benger
                                        -------------------------------------
January 18, 1999                        Scott C. Benger
                                        Secretary/Treasurer

                                 FORM OF PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          ANALYTICAL SURVEYS, INC.
                         941 NORTH MERIDIAN STREET
                        INDIANAPOLIS, INDIANA  46204

The undersigned appoints Sidney V. Corder and Scott C. Benger and each of them, with full power of substitution, the proxies of the undersigned to vote all shares of common stock of Analytical Surveys, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at Antlers Adam's Mark Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado, on February 17, 1999, at 3:30 p.m.

ANNUAL MEETING FEBRUARY 17, 1999

1.  ELECTION OF DIRECTORS

/ / FOR all nominees listed below              / / WITHHOLD AUTHORITY to vote
    (except as marked to the contrary below)       for all nominees listed below

    Willem H.J. Andersen  Sidney V. Corder  Robert H. Keeley  Richard P. MacLeod
    Sol C. Miller         James T. Rothe    John A. Thorpe

INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE
             THROUGH OR OTHERWISE STRIKE THE NOMINEE'S NAME IN THE LIST ABOVE.


                                                PLEASE CONTINUE ON REVERSE SIDE

2. PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999:

   / / FOR           / / AGAINST            / / ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

Dated _________________, 1999          Signed
                                             -----------------------------
                                       Signed
                                             -----------------------------

NOTE: Signature should agree with name on Stock Certificate as printed thereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.